News Release

Greensteam Demonstration Project Construction Complete

San Diego, Ca – June 9, 2010 – Global Greensteam LLC, a subsidiary of Global Green Solutions Inc., has completed construction of its first Greensteam system, a demonstration project near Bakersfield, California. Greensteam is a highly efficient combustion process designed to produce renewable energy from biomass with minimal air pollution.

The demonstration project’s objective is to generate renewable steam energy for Aera Energy LLC, one of California’s largest oil and gas producers. The project is located at Aera’s Belridge oil field.

"We are extremely pleased to have reached this important milestone.” said Craig Harting, COO of Global Green Solutions Inc. “We are considerably ahead of the late summer completion date we announced last December, which is a tribute to our team, our excellent contractors, and Aera’s support.”

The demonstration project is entering the testing phase to prove Greensteam’s capability to economically and efficiently generate oilfield quality steam with ultra-low air emissions. Performance testing requirements as specified by Aera, and air emissions testing requirements as specified by the San Joaquin Valley Air Pollution Control District are scheduled to be complete by the end of the year.

Global Green Solutions Inc. www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for biomass-derived renewable energy generation. Global Green Solutions Inc. is a U.S. public traded company (GGRN: OTCBB, CUSIP 37947A), with offices in San Diego, Vancouver, Brussels, Johannesburg and Bakersfield, CA.

Global Green Solutions Investor Relations
Halsey Johnston, Global Green Solutions,
+1 604.606.7967 (Vancouver)
+1 866.408.0153
haljohnston@globalgreensolutionsinc.com

News Release

Greensteam Demonstration Project Construction Complete

San Diego, Ca – June 9, 2010

LEGAL NOTICE REGARDING FORWARD LOOKING INFORMATION

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws.  Such forward-looking statements in this release include, the expectation and/or claim, as applicable, that: the demonstration project is entering the testing phase to prove Greensteam’s capability to economically and efficiently generate oilfield quality steam with ultra-low air emissions, and that performance testing requirements as specified by Aera, and air emissions testing requirements as specified by the San Joaquin Valley Air Pollution Control District are scheduled to be complete by the end of the year.  Although Global Green Solutions Inc. (the “Company”) believes that the expectations reflected by the forward-looking statements presented in this release are reasonable, the Company's actual results could differ materially from those in such forward-looking statements due to a number of factors and uncertainties.  Factors that could cause actual results to differ materially include: our process technology may not perform as expected; and we may be unable to retain key employees whose knowledge is essential to the development of our process technology.  Except as required by applicable securities laws, the Company disclaims any intention or obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.  Readers should also refer to the Company’s periodic reports and other filings filed from time to time with the Securities and Exchange Commission, which are available at www.sec.gov for additional discussion of risks and uncertainties relating to the Company and its business.